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                                                                     EXHIBIT 5.1

                                  May 5, 2006

SECURITIES AND EXCHANGE COMMISSION
100 F Street, N.E.
Washington, D.C. 20549

     RE: UNIONBANCORP, INC. -- REGISTRATION OF 27,525 SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, ON FORM S-8 IN CONNECTION WITH UNIONBANCORP, INC. 401(K) PLAN

Ladies and Gentlemen:

     We have acted as counsel to UnionBancorp, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 27,525 shares of Common Stock, $1.00 par value per share (including an equal number of Rights to purchase shares of Registrant's Series C Junior Participating Preferred Stock) (together, the "Common Stock"), to be issued pursuant to the UnionBancorp, Inc. 401(k) Plan (the "Plan").

     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        VERY TRULY YOURS,

                                        /s/ HOWARD & HOWARD ATTORNEYS, P.C.
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                                          HOWARD & HOWARD ATTORNEYS, P.C.